Exhibit 10.14
INTERIM CHIEF EXECUTIVE OFFICER AGREEMENT
     THIS INTERIM CHIEF EXECUTIVE OFFICER AGREEMENT (the “Agreement”), dated and effective as of August 31, 2009, is by and among SIFCO Industries, Inc. (“SIFCO”), an Ohio corporation with its principal offices 970 East 64th Street, Cleveland, Ohio, Aviation Component Solutions, an Ohio corporation with its principal offices at 26451 Curtiss Wright Parkway, Suite 106, Richmond Heights, Ohio 44143 (“ACS”) and Michael S. Lipscomb (“Lipscomb”) and shall have an effective date of August 10, 2009 (the “Effective Date”).
RECITALS:
          A. Lipscomb is the owner and Chief Executive Officer (“CEO”) of ACS.
          B. SIFCO desires to have Lipscomb become its interim CEO;
          C. ACS desires to permit Lipscomb to perform the services set forth on Exhibit “A” in consideration for the remuneration it will receive pursuant to this Agreement;
          D. The duties required of SIFCO’s interim CEO are set forth on Exhibit “A” (the “Interim CEO Services”); and
          E. Lipscomb desires to become SIFCO’s interim CEO.
     NOW THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree:
          1. Engagement. SIFCO hereby engages ACS for the purpose of providing Lipscomb to SIFCO. By signing below, Lipscomb represents and warrants that he intends to devote between seventy and ninety (70-90) hours per month performing the Interim CEO Services. Subject to the foregoing, the Interim CEO Services will be performed by Lipscomb in such quantities and at such times as he is able and available, and it shall not be deemed a breach of this Agreement for Lipscomb to provide more than ninety (90) hours or fewer than (70) hours in any particular month or as an average during the term of this Agreement provided that the Interim CEO Services are discharged to the reasonable satisfaction of SIFCO’s Board of Directors. Lipscomb may perform the Interim CEO Services at such places and at such times as he deems necessary or appropriate.
          2. Other Business Activities Permitted: In addition to Lipscomb’s services for SIFCO, during the term of this Agreement, Lipscomb may perform services for himself, ACS and any other business or entity that does not directly or indirectly compete with SIFCO.
          3. Term: The term of this Agreement will commence as of the Effective Date and will continue until it is cancelled by a party hereto. Either party may cancel this Agreement, with or without cause, by delivering a written cancellation notice to the other party stating that this Agreement will be cancelled on a date certain; the date certain shall not be earlier than the thirtieth (30) business day following the date that the cancellation notice was mailed or delivered. Following the cancellation of this Agreement, all compensation owing to ACS pursuant to Section 6 and any unreimbursed expenses (as defined below) owing to ACS pursuant to Section 6 will be immediately due and payable.
          4. Compensation. SIFCO will pay ACS $2,500 per day that Lipscomb spends providing Interim CEO Services. Should Lipscomb work fewer than six (6) or more than ten (10) hours in any given day, SIFCO shall pay ACS $312.50 per hour that Lipscomb worked that given day. ACS’s invoices shall be immediately due and payable upon receipt. ACS will endeavor to invoice SIFCO every two weeks for Lipscomb’s Interim CEO Services and SIFCO will endeavor to pay such invoices within 15 days from the invoice date. Any invoice not paid within thirty days shall accrue interest at the rate of 1% per month, pro rated on a per diem basis, as necessary.
          5. Expenses. In addition to amounts payable to ACS pursuant to Section 5, SIFCO shall reimburse ACS for all reasonable expenses incurred by Lipscomb in the performance of the Interim CEO Services (the “Expenses”). Lipscomb shall maintain and provide appropriate documentation for all the Expenses and only documented expenses shall be reimbursed. SIFCO will endeavor to reimburse ACS within fifteen (15) days of receiving such documentation. Expenses will likely include, among other things, courier and postages expenses, out-of-town travel expenses, including hotel, air and car rental expenses, and expenses associated with business entertainment (e.g., entertainment of customers, investors, bankers, and business partners).

          6. Indemnification. The Chief Executive Officer Indemnification Agreement attached as Exhibit B is hereby incorporated into this Agreement, and this Agreement is expressly contingent on the parties executing Exhibit B.
          7. Proprietary Work Product and Confidential Information. ACS and Lipscomb acknowledge that Lipscomb will acquire information of a secret and confidential nature regarding SIFCO. ACS and Lipscomb agree not to disseminate such information except as authorized by SIFCO’s Board of Directors, and to comply with all SEC regulations regarding the disclosure of information.
          8. Reliance on SIFCO’s Information. SIFCO acknowledges that during the performance of his duties, Lipscomb will be relying on the truth, completeness, and accuracy of the written documentation delivered and the verbal communication made by SIFCO and its agents to Lipscomb in connection with any and all matters relating to the Interim CEO Services.
          9. Independent Contractor Relationship. ACS and Lipscomb shall serve as an independent contractor to SIFCO pursuant to the terms and conditions of this Agreement, and this Agreement does not create and shall not be construed to create a partnership, joint venture, or employer and employee relationship.
          10. Attorneys’ Fees: SIFCO shall reimburse ACS for reasonable attorneys’ fees it incurred related to this Agreement.
     IN WITNESS WHEREOF, each party has executed and delivered this Agreement by its duly authorized officer as of the Effective Date.

AVIATION COMPONENT SOLUTIONS			SIFCO INDUSTRIES, INC.

By:	/s/ Michael S. Lipscomb		By:	/s/ Frank Cappello

	Print:	Michael S. Lipscomb		Print:	Frank Cappello
	Title:	Chief Executive Officer		Title:	V.P. Finance and CFO
	Date:	November 11, 2009		Date:	November 11, 2009

MICHAEL S. LIPSCOMB

By:	/s/ Michael S. Lipscomb

	Print:	Michael S. Lipscomb
	Date:	November 11, 2009

Exhibit A
INTERIM CHIEF EXECUTIVE OFFICER
SIFCO INDUSTRIES, INC (“COMPANY”)
          1. The Position
          The Position of Chief Executive Officer (“CEO”) is the highest-ranking executive officer in the Company’s management structure and reports directly to the Board of Directors. The Chief Financial Officer, the business unit General Managers as well as the Director of Human Resources report directly to the CEO.
          2. Summary
          The CEO has full profit and loss responsibility. He works with the Board of Directors to establish the objectives and strategic direction of the company. He will set and achieve the Company’s annual goals for sales, operating profit, net income and cash management. He will lead a process of evaluating and organizing the management of the Company including establishment of a formal succession plan. He will expect to complete this process in a one to two year time frame. He will take the leadership role in any possible acquisition, divestiture or joint venture.
          3. Specifically, the CEO will:
          (a) Set a high moral and ethical standard of conduct for the employees of our Company.
          (b) Establish along with the Board the objectives and strategy of the Company and provide leadership in achieving them.
          (c) Take responsibility for the profitability of the entire organization.
          (d) Manage and enhance shareholder communications in conjunction with the CFO.
          (e) Establish regular meeting agendas and provide the Board of Directors with such timely information as is necessary for the Directors to perform their duties effectively and efficiently.
          (f) Provide a brief written monthly report to the board which (i) summarizes and comments on the Company’s current financial performance and its relationship to its plans and (ii) highlights significant marketing, production, financial, personnel, shareholder, organizational development and regulatory issues and suggest action plans to deal with problem areas.
          (g) Develop a short list of the most relevant measures that will take the pulse of the Company and indicate its health and direction and display these prominently within the organization and at Company meetings. These could and should include such things as an ongoing measurement of cash flow, sales volume, departmental operating profit by division, corporate profitability, bookings and backlog, key operational and financial measures, safety indicators and such other measures as the management team deems will most effectively describe the Company’s health and direction.
          (h) Approve the General Managers’ (“GM’s”) strategies and their respective business units’ annual plans. Strategies and plans should be geared toward achieving an acceptable return on shareholders’ equity. Review the GM’s performance in achieving these plans.
          (i) Approve the strategy and plans of the CFO and his processes for safeguarding the Company’s assets and complying with applicable law. Review the CFO’s performance in achieving these plans.
          (j) Ensure that an efficient infrastructure exists to increase organizational capability. Provide through personal leadership a working environment that encourages maximum employee participation and investment in Company outcomes. Hire, motivate, monitor, retain and reward a top management team competent to achieve the Company’s objectives, and to terminate those individuals whose continued employment by SIFCO would be detrimental to the company’s best interests. Ensure that there is an organization-wide plan for evaluating and rewarding all employees. Report annually to the Board on succession plans for the CEO, CFO, Director of HR, and the leaders of each business unit.

          (k) Develop and implement procedures for ensuring the health and safety of the Company’s employees, and working with general counsel to ensure that the Company is complying with applicable law. The standard for Company-wide safety regulations should be the most stringent regulation among the areas of the Company’s operations.
          (l) Foster an industry profile for SIFCO with shareholders, customers, employees and suppliers that assures that the Company achieves and maintains market and industry recognition as a leader in our industry.
          (m) Develop and implement appropriate policies and procedures for all areas of the Company’s business activities, including but not limited to financial, operational, labor and public relations and the use of external advisers.
          (n) Ensure timely and accurate reporting as required by various regulatory organizations and applicable law and review all related reports and filings.

Exhibit B
CHIEF EXECUTIVE OFFICER INDEMNIFICATION AGREEMENT
          THIS CHIEF EXECUTIVE OFFICER INDEMNIFICATION AGREEMENT, dated as of August 31, 2009 (this “Agreement”), is made by and between SIFCO Industries, Inc., an Ohio corporation (the “Company”), on the one hand, and Aviation Component Solutions, Inc., an Ohio corporation, and Michael S. Lipscomb, on the other hand, (individually and collectively the “Indemnitee”).
RECITALS
          A. It is important to the Company to attract and retain the most capable Chief Executive Officer (“CEO”) reasonably available.
          B. Lipscomb desires to become the Interim CEO of the Company.
          C. Both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against CEOs of companies in today’s environment.
          D. In recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner, the Company desires to enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree:
          1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
     (a) “Affiliate” has the meaning given to that term in Rule 405 under the Securities Act of 1933.
     (b) “Claim” means any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted, made or conducted by the Company or any other party, including without limitation any governmental entity, that Indemnitee reasonably determines might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other.
     (c) “Expenses” includes attorneys’ and experts’ fees, expenses and charges and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim.
     (d) “Indemnifiable Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (collectively, “Losses”) relating to, resulting from or arising out of any act or failure to act by the Indemnitee, or Indemnitee’s status as any person referred to in clause (i) of this sentence, (i) in Indemnitee’s capacity as a CEO, officer, employee or agent of the Company (including without limitation in respect of consulting services provided by Indemnitee to the Company during the period from August 10, 2009 through August 31, 2009), any of its Affiliates or any other entity as to which the Indemnitee is or was serving at the request of the Company as a CEO, officer, employee, member, manager, trustee or agent of another corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit and (ii) in respect of any business, transaction or other activity of any entity referred to in clause (i) of this sentence.
          2. Authority to Indemnity: The Company’s hereby represents and warrants that its Articles of Incorporation and Regulations, and any amendments thereto, (collectively, the “Constituent Documents”) provide that the Company will or may indemnify its CEO and the Company’s Regulations provide that the Company will or may advance expenses in connection therewith, and Indemnitee’s willingness to serve as a CEO of the Company is based in part on Indemnitee’s reliance on such provisions.
          3. Basic Indemnification Arrangement. The Company will indemnify and hold harmless Indemnitee, to the fullest extent permitted by the laws of the State of Ohio in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against all Indemnifiable Losses relating to, resulting from or arising out of any Claim, other than those Claims that finally adjudged to be the result of Indemnitees’ gross negligence, bad faith or intentional misconduct. The failure by Indemnitee to notify the Company of such Claim will not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of the Claim and such failure results in forfeiture by the Company of defenses, rights or insurance coverage. If so requested by Indemnitee, the Company will advance within thirty (30) days of its receipt of such request (together with reasonable documentation evidencing the amount and nature of such Expenses) any and all Expenses to Indemnitee which Indemnitee determines reasonably likely to be payable, provided, however, that Indemnitee will return, without interest, any such advance which remains unspent at the final conclusion of the Claim to which the advance related.
          4. Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Company will indemnify Indemnitee against and, if requested by Indemnitee, will advance to Indemnitee, within thirty (30) days of its receipt of such request (together with reasonable documentation evidencing the amount and nature of such Expenses), any and all attorneys’ fees and other Expenses paid or incurred by Indemnitee in connection with any Claim asserted or brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or under any provision of the Company’s Constituent Documents now or hereafter in effect relating to Claims for Indemnifiable Losses and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.
          5. Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss but not for all of the total amount thereof, the Company will nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Loss or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee will be indemnified against all Expenses incurred in connection therewith. In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, there will be a presumption that Indemnitee is so entitled, which presumption the Company may overcome only by its proffering clear and convincing evidence to the contrary.
          6. No Other Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
          7. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, or the substantive laws of the Company’s jurisdiction of incorporation, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (i) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (ii) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.
          8. Liability Insurance and Funding. Directors and Officers Liability Insurance: The Company hereby represents and warrants that it maintains directors and officers liability insurance with a per occurrence claim amount of at least $5million dollars. The Company hereby agrees to contemporaneously with the execution of this Agreement, cause Indemnitees to be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided under such policy or policies. Copies of the directors and officers insurance policies shall be delivered to Indemnitees simultaneously with the execution hereof.
          9. Subrogation. In the event of payment under this Agreement, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee’s successors). The Indemnitee will execute all papers reasonably required to evidence such rights of recovery (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).
          10. No Duplication of Payments. The Company will not be liable under this Agreement to make any payment in connection with any Indemnifiable Loss made against Indemnitee to the extent Indemnitee has otherwise actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise of the amounts indemnifiable hereunder.

          11. Defense of Claims. The Company will be entitled to participate in the defense of any Claim or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, provided that in the event that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (ii) the named parties in any such Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, or (iii) any such representation by the Company would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee will be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense. The Company will not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Claim which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes an unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Claim.
          12. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and its counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable or delegatable by the Company.
     (b) This Agreement will inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, legatees and other successors.
     (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder will not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company will have no liability to pay any amount so attempted to be assigned or transferred.
          13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) and to the Indemnitee at the addresses shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.
          14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State. Each party consents to non-exclusive jurisdiction of any Ohio state or federal court or any court in any other jurisdiction in which a Claim is commenced by a third person for purposes of any action, suit or proceeding hereunder, waives any objection to venue therein or any defense based on forum non conveniens or similar theories and agrees that service of process may be effected in any such action, suit or proceeding by notice given in accordance with Section 13.
          15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal.
          16. Miscellaneous. No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this

Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.
          17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.
          18. Legal Fees and Expenses. It is the intent of the Company that the Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to the Indemnitee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, the Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company as hereafter provided, to advise and represent the Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Indemnitee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Indemnitee agree that a confidential relationship shall exist between the Indemnitee and such counsel. Without respect to whether the Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Indemnitee in connection with any of the foregoing.
          19. Certain Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
          IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

AVIATION COMPONENT SOLUTIONS			SIFCO INDUSTRIES, INC.

By:	/s/ Michael S. Lipscomb		By:	/s/ Frank Cappello

	Print:	Michael S. Lipscomb		Print:	Frank Cappello
	Title:	Chief Executive Officer		Title:	V.P. Finance and CFO
	Date:	November 11, 2009		Date:	November 11, 2009

MICHAEL S. LIPSCOMB

By:	/s/ Michael S. Lipscomb

	Print:	Michael S. Lipscomb
	Date:	November 11, 2009